Exhibit 10.23

[NAME]

We are very pleased to provide you with a one-time award under the 2019 Clarios International LP (“Clarios”) Executive Long-Term Incentive Plan (the “ELTIP” or the “Plan”). The purpose of the Plan is to reward Clarios executives for creating long term value for the owner of Clarios, Brookfield Capital Partners V L.P. together with affiliates (collectively, “Brookfield”).

The Plan has two types of awards: General Option Units and Stretch Option Units (collectively, “Option Units”). You are hereby awarded:

[•] General Option Units and [•] Stretch Option Units.

The final value of your award of General Option Units is determined once Brookfield sells at least 70% of its common equity in Clarios (a “Change in Control”). At that time, the value of each of your Option Units will be calculated as a percentage Brookfield’s net proceeds upon sale.

Your award of General Option Units is subject to the condition of exercise that [•]% of your award, or [•] General Option Units, are exercisable over time and that the other [•] of your award, or [•] General Option Units, are exercisable against company performance. Any General Option Units that are not exercisable upon a Change in Control shall be forfeited to Clarios for no consideration. Stretch Option Units become exercisable against a higher company performance.

Payment under the ELTIP will only occur upon a Change in Control. To the extent Brookfield has sold greater than 70% of its ownership in Clarios but less than 100%, all payments made under the ELTIP will be calculated as though Brookfield sold all of its equity interest in Clarios.

You will not be entitled to voting rights or interim cash distributions as a result of your award. For greater certainty however, any interim return of capital (including dividends) from Clarios to Brookfield will be included in the calculation of the final profit pool.

Effective [•], your award will vest equally over a five-year period and expire on [•]. If no final distribution has been made on or before this expiry date, your award will be extended in twelve month increments until a final distribution occurs.

Your award is contingent upon your continued employment at Clarios on each annual vesting date. If you cease to be employed by Clarios at any time other than termination for cause, you shall forfeit all unvested Option Units for no consideration. Any vested Option Units on the date you cease to be employed will continue to be outstanding and will be settled in accordance with the terms of the Plan. If you are terminated for cause, all of your Option Units (whether vested or not vested) shall be forfeited to Clarios for no consideration and cancelled.

Other terms and conditions are outlined in more detail in the Plan Document enclosed.

The Plan will be administered by Brookfield who will have the authority: (i) to construe and interpret the Plan and apply its provisions; (ii) to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan; (iii) to authorize any person to execute, on behalf of Clarios, any instrument required to carry out the Plan; (iv) to delegate its authority to one or more officers of Clarios; (v) to determine when awards are to be granted under the Plan and the applicable grant date; (vi) from time to time to select those participants in the Plan to whom awards will be granted; (vii) to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or award granted under, the Plan; and (viii) to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

All decisions made by Brookfield with respect to the Plan will be final and binding.